Exhibit 10.1

CIT Group Inc.

2016 Omnibus Incentive Plan

CIT Group Inc.

2016 Omnibus Incentive Plan

Article I — General

1.1	Purpose1
1.2	Definitions1
1.3	Administration5
1.4	Persons Eligible for Awards7
1.5	Types of Awards7
1.6	Shares Available for Stock-Based Awards7

Article II — Awards Under The Plan

2.1	Agreements Evidencing Awards9
2.2	No Rights as a Shareholder9
2.3	Options9
2.4	Stock Appreciation Rights11
2.5	Restricted Shares12
2.6	Restricted Stock Units12
2.7	Other Stock-Based Awards12
2.8	Cash-Based Awards13
2.9	Dividend Equivalent Rights13
2.10	Minimum Vesting Condition13
2.11	Change of Control Provisions13

Article III — Qualified Performance-Based Awards

3.1	Qualified Performance-Based Awards15

Article IV — Miscellaneous

4.1	Amendment of the Plan17
4.2	Tax Withholding18
4.3	Required Consents and Legends18
4.4	Clawback19
4.5	Right of Offset19
4.6	Nonassignability; No Hedging19
4.7	Successor Entity19
4.8	Right of Discharge Reserved19
4.9	Nature of Payments20
4.10	Non-Uniform Determinations20
4.11	Other Payments or Awards20
4.12	Plan Headings21
4.13	Termination of the Plan21
4.14	Section 409A21
4.15	Governing Law22
4.16	Severability; Entire Agreement22
4.17	Waiver of Claims22
4.18	No Liability with Respect to Tax Qualification or Adverse Tax Treatment22
4.19	No Third Party Beneficiaries23
4.20	Successors and Assigns of CIT23
4.21	Date of Adoption and Approval of Shareholders23

CIT Group Inc.

2016 Omnibus Incentive Plan

Article I — General

1.1	Purpose

The purposes of the CIT Group Inc. 2016 Omnibus Incentive Plan are to (1) assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company and (2) promote the long-term success of the Company and increase shareholder value by providing Grantees with incentives to contribute to the long-term growth and profitability of the Company by offering them an opportunity to obtain a proprietary interest in the Company through the grant of equity-based awards.

This 2016 Omnibus Incentive Plan replaces the Amended and Restated CIT Group Inc. Long-Term Incentive Plan (the “Prior Plan”) for Awards granted on or after the Effective Date.  Awards may not be granted under the Prior Plan beginning on the Effective Date, but this 2016 Omnibus Incentive Plan will not affect the terms or conditions of any award made under the Prior Plan before the Effective Date.

1.2	Definitions

For purposes of this 2016 Omnibus Incentive Plan, the following terms have the meanings set forth below:

“Acquisition Awards” has the meaning set forth in Section 1.6.2.

“Award” means an award made pursuant to the Plan.

“Award Agreement” means the written or electronic document that evidences each Award and sets forth its terms and conditions.  As determined by the Committee, an Award Agreement may be required to be executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award.

“Beneficial Owner” and “Beneficially Owned” have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of CIT.

“Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing Shares.

“Change of Control” means the occurrence of any of the following events:

(a)

Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities;

(b)

The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(c)

There is consummated a merger or consolidation of the Company or any Subsidiary with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities; or

(d)

The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“CIT” means CIT Group Inc. or a successor entity contemplated by Section 4.7.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

“Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 1.3 and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance-based compensation” under Section 162(m) of the Code, will be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, will be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3.  Unless otherwise determined by the Board, the Committee will be the Compensation Committee of the Board.  Nothing in the Plan will be construed to require the Committee or the Board to grant Awards that satisfy the requirements of Section 162(m).

“Common Stock” means the common stock of CIT, par value $0.01 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.6.4.

“Company” means CIT and its Subsidiaries.

“Consent” has the meaning set forth in Section 4.3.2.

“Consultant” means any individual (other than a Director), corporation, partnership, limited liability company or other entity that provides bona fide consulting or advisory services to the Company.

“Covered Person” has the meaning set forth in Section 1.3.3.

“Director” means a non-Employee member of the Board or a non-Employee member of the board of directors of a Subsidiary.

“Effective Date” has the meaning set forth in Section 4.21.

“Employee” means an employee of the Company.

“Employment” means a Grantee’s performance of services for the Company, as an Employee, engagement as a Consultant or services as a Director, as determined by the Committee.  The terms “employ” and “employed” will have correlative meanings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

“Fair Market Value” means, with respect to a Share, the closing price reported for the Common Stock on the applicable date as reported on the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein.  For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted.  For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.

“Grantee” means an Employee, Director or Consultant who receives an Award.

“Incentive Stock Option” means an option to purchase Shares that is intended to be designated as an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor of the Code, and which is designated as an Incentive Stock Option in the applicable Award Agreement.

“Officer” means an Employee who is an “officer” of CIT within the meaning of Rule 16a-1(f) under the Exchange Act.

“Performance Criteria” has the meaning set forth in Section 3.1.2.

“Plan” means this CIT Group Inc. 2016 Omnibus Incentive Plan, as amended from time to time.

“Plan Action” has the meaning set forth in Section 4.3.1.

“Pre-CIC Exercise Period” means a period of at least twenty days (or such longer period, as determined by the Committee in its sole discretion) ending at 11:59 p.m. on the day before the anticipated consummation of a Change of Control.

“Prior Plan” has the meaning set forth in Section 1.1.

“Qualified Performance-Based Award” means an Award designated as such by the Committee at the time of grant, based upon a determination that (a) the recipient is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such an Award and (b) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

“Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance relating thereto, in each case as they may be from time to time amended or interpreted through further administrative guidance.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

“Shares” means shares of Common Stock.

“Subsidiary” means (a) a corporation or other entity with respect to which CIT, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body or (b) any other corporation or other entity in which CIT, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.  For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term “Subsidiary” will be defined in the manner required by Section 424(f) of the Code.

“Successor entity” has the meaning set forth in Section 4.7.

“Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

1.3	Administration

1.3.1The Committee will administer the Plan.  The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Award granted thereunder as it deems necessary or advisable.  All determinations and interpretations made by the Committee will be final, binding and conclusive on all

Grantees and on their legal representatives and beneficiaries.  The Committee will have the authority, in its absolute discretion, to determine the persons who will receive Awards, the time when Awards will be granted, the terms of such Awards and the number of Shares, if any, which will be subject to such Awards.  Unless otherwise provided in an Award Agreement, the Committee reserves the authority, in its absolute discretion, (a) to amend any outstanding Award Agreement in any respect, whether or not the rights of the Grantee of such Award are adversely affected (but subject to Sections 2.3.6, 2.4.5, 4.14 and Article III), including, without limitation, to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, to waive or amend any restrictions or conditions set forth in such Award Agreement, or to impose new restrictions and conditions, or to reflect a change in the Grantee’s circumstances or to modify, amend or adjust the terms and conditions of performance goals; (b) to determine whether, to what extent and under what circumstances and method or methods (i) Awards may be (A) settled in cash, Shares, other securities, other Awards or other property, (B) exercised or (C) canceled, forfeited or suspended, (ii) Shares, other securities, other Awards or other property, and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee and (iii) Awards may be settled by the Company or any of its designees.  Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan, in which case the Board will have all of the authority and responsibility granted to the Committee herein, except with respect to Article III; and (c) to accelerate the vesting of an Award subject to the minimum vesting condition in Section 2.10 only in the case of the Grantee’s death, disability, or as otherwise permitted in Section 2.11.

1.3.2Actions of the Committee may be taken by the vote of a majority of its members.  To the extent not inconsistent with applicable law and applicable rules and regulations of the New York Stock Exchange, (a) the Committee may delegate any of its powers under the Plan to a subcommittee of the Committee or to one of its members, (b) the Committee may allocate among its members any of its administrative responsibilities and (c) notwithstanding anything to the contrary contained herein, and except with respect to Article III, the Committee may delegate to one or more Officers designated by the Committee from time to time the determination of Awards (and related administrative responsibilities) to Employees who are not Officers.

1.3.3No Director or Employee exercising each such person’s responsibilities under the Plan (each such person, a “Covered Person”) will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award.  Each Covered Person will be indemnified and held harmless by CIT against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Covered Person, with CIT’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that CIT will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once CIT gives notice of its intent to assume the defense, CIT will have sole control over such defense with counsel of CIT’s choice.  To the extent any taxable expense reimbursement under this paragraph is subject to Section 409A, (a) the amount thereof eligible in one taxable year will not affect the amount eligible in any other taxable year, (b) in no event will any expenses be reimbursed after the last day of the taxable year following the taxable year in which the Covered Person incurred such expenses and (c) in no event will any right to reimbursement be subject to liquidation or exchange for another benefit.  The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct.  The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under CIT’s Third Amended and Restated Certificate of Incorporation or Amended and Restated By-laws, as a matter of law, or otherwise, or any other power that CIT may have to indemnify such persons or hold them harmless.

1.4	Persons Eligible for Awards

Awards under the Plan may be made to current Employees, Directors or Consultants or, solely with respect to their final year of service, former Employees, Directors or Consultants.

1.5	Types of Awards

Awards under the Plan may be cash-based or stock-based.  Stock-based Awards may be in the form of any of the following, in each case in respect of Common Stock:  (a) stock options, (b) stock appreciation rights, (c) restricted shares (including performance restricted shares), (d) restricted stock units (including performance restricted stock units), (e) dividend equivalent rights and (f) other equity-based or equity-related Awards (including, without limitation, the grant or offer for sale of unrestricted Shares) that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.  Cash-based Awards may be in the form of (a) Qualified Performance-Based Awards and (b) other cash awards (including, without limitation, retainers and meeting-based fees) that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.

1.6	Shares Available for Stock-Based Awards

1.6.1Common Stock Subject to the Plan.  Subject to the other provisions of this Section 1.6, the total number of Shares that may be granted under the Plan is five million (5,000,000), plus the number of authorized Shares remaining available under the Prior Plan as of the Effective Date and any additional Shares that become available for issuance under the Prior Plan in accordance with Section 1.6.2.  Such Shares may, in the discretion of the Committee, be either authorized but unissued Shares or Shares previously issued and reacquired by CIT.  Solely for the purpose of determining the number of Shares available for grant of Incentive Stock Options under the Plan, the total number of Shares will be 450,000 million without regard to the share counting provisions contained in Section 1.6.2.

1.6.2Share Counting.  Each Share underlying a stock option, stock appreciation right, restricted share, restricted stock unit and any other equity-based Award or equity-related Award described in Section 2.7 will count as one Share in determining the number of authorized Shares remaining available under the Plan.  Shares subject to awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company, including by way of merger, combination or similar transaction (“Acquisition Awards”), will not count against the number of Shares that may be granted under the Plan.  Available Shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the maximum number of Shares available for grant under the Plan, subject to applicable stock exchange requirements.

Shares subject to an Award that is forfeited, expires or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration or cash settlement, will be available for future grants of Awards under the Plan and will be added back in the same number of Shares as were deducted in respect of the grant of such Award; provided, however, that the full number of Shares subject to a stock appreciation right shall be counted against the Shares available for issuance under the Plan.  In addition, the number of Shares underlying awards granted and outstanding under the Prior Plan that are forfeited, expire, terminate or otherwise lapse or are settled for cash on or after the Effective Date, in whole or in part, without the delivery of Common Stock will be added to the number of Shares available for grant under the Plan, in each case counted as one Share.  The payment of dividend equivalent rights in cash in conjunction with any outstanding Awards will not be counted against the Shares available for issuance under the Plan.

For the avoidance of doubt, the following Shares shall not be made available for future grants of Awards under the Plan:  (i) Shares withheld from (or tendered with respect to) an Award other than a stock option or stock appreciation right or awards other than stock options or stock appreciation rights granted and outstanding under the Prior Plan, in each case, to cover tax withholding obligations, (ii) Shares tendered in payment of the exercise price of a stock option, and (iii) Shares repurchased by the Company with proceeds collected in connection with the exercise of a stock option.

1.6.3Director Awards.  In order to retain and compensate Directors for their services, and to strengthen the alignment of their interests with those of CIT’s shareholders, the Plan permits the grant of cash-based and stock-based awards to Directors.  Aggregate Awards to any one Director in respect of any calendar year, solely with respect to his or her service as a Director, may not exceed $450,000 based on the aggregate value of cash Awards and Fair Market Value of stock-based Awards, in each case determined as of the grant date.

1.6.4Adjustments.  The Committee will adjust the number of Shares authorized pursuant to Section 1.6.1 (and any limits on the number of stock-based Awards that may be granted to any Grantee under this Plan) and adjust equitably the terms of any outstanding Awards (including, without limitation, the number of Shares covered by each outstanding Award, the type of property to which the Award is subject and the exercise or strike price of any Award), in each case in such manner as it deems appropriate (including, without limitation, unless otherwise provided in an Award Agreement, by payment of cash) to preserve and prevent the enlargement of the benefits or potential benefits intended to be made available to Grantees, for any increase or decrease in the number of issued Shares resulting from a recapitalization, spin-off, split-off, stock split, stock dividend, combination or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of CIT; provided that no such adjustment may be made if or to the extent that it would cause any outstanding Award to fail to comply with Section 409A.  After any adjustment made pursuant to this Section 1.6.4, the number of Shares subject to each outstanding Award will be rounded down to the nearest whole number.  Notwithstanding the foregoing, the Committee may, in its sole discretion, decline to adjust the terms of any outstanding Award if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Grantee or to the Company.

Article II — Awards Under The Plan

2.1	Agreements Evidencing Awards

Each stock-based Award and, to the extent determined appropriate by the Committee, cash-based Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate.  Unless otherwise provided herein, the Committee may grant Awards in tandem with or, subject to Sections 2.3.6, 2.4.5 and 4.14, in substitution for or satisfaction of any other Award or Awards granted under the Plan or any award granted under any other plan of CIT.  By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2	No Rights as a Shareholder

No Grantee (or other person potentially having rights pursuant to an Award) will have any of the rights of a shareholder of CIT with respect to Shares subject to an Award until the delivery of such Shares (or in the case of an Award of restricted or unrestricted Shares, the grant or registration in the name of the Grantee of such Shares pursuant to the applicable Award Agreement, but then only as the Committee may include in the applicable Award Agreement).  Except as otherwise provided in Section 1.6.4 or pursuant to the applicable Award Agreement, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the Shares are delivered.

2.3	Options

2.3.1Grant.  Stock options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee or the Board may determine, subject to the limits on grants set forth in Section 2.3.7.

2.3.2Incentive Stock Options.  At the time of grant, the Committee will determine (a) whether all or any part of a stock option granted to an eligible employee will be an Incentive Stock Option and (b) the number of Shares subject to such Incentive Stock Option; provided, however, that (i) the aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by an eligible employee during any calendar year (under all Company plans) will not exceed $100,000 and (ii) no Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.  The form of any stock option which is entirely or in part an Incentive Stock Option will clearly indicate that such stock option is an Incentive Stock Option or, if applicable, the number of Shares subject to the Incentive Stock Option.

2.3.3Exercise Price.  The exercise price per share with respect to each stock option will be determined by the Committee, but, except as otherwise permitted by Section 1.6.4 or in the case of an Acquisition Award, may never be less than the Fair Market Value of the Common Stock (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110% of the Fair Market Value).  Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its closing price on the New York Stock Exchange on the grant date of the Award of stock options.

2.3.4Term of Stock Option.  In no event will any stock option be exercisable after the expiration of 10 years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 5 years) from the date on which the stock option is granted.

2.3.5Exercise of Stock Option and Payment for Shares.  A stock option may vest and be exercised in such installments as may be determined in the Award Agreement at the time the stock option is granted.  Subject to any limitations in the applicable Award Agreement, any Shares not purchased on the applicable vesting or installment date may be purchased thereafter at any time before the final expiration of the stock option.  To exercise a stock option, the Grantee must give written notice to the Company specifying the number of Shares to be purchased and accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, including:  (a) personal check, (b) Shares, based on the Fair Market Value as of the exercise date, (c) any other form of consideration approved by the Company and permitted by applicable law and (d) any combination of the foregoing.  The Committee may also make arrangements for the cashless exercise of a stock option.  Any person exercising a stock option will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by CIT, on terms acceptable to CIT, with the provisions of the Securities Act, and any other applicable legal requirements.  Subject to the approval of the Committee, a Grantee may request that Shares purchased be issued in the name of the Grantee and another jointly with the right of survivorship.

2.3.6Repricing.  Except as otherwise permitted by Section 1.6.4, reducing the exercise price of stock options issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of CIT’s shareholders.

2.3.7Individual Limitations.  No Grantee may be granted stock options or stock appreciation rights covering in excess of 450,000 shares of Common Stock in any calendar year (with tandem options and stock appreciation rights being counted only once with respect to this limit).

2.4	Stock Appreciation Rights

2.4.1Grant.  Stock appreciation rights may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee or the Board may determine, subject to the limits on grants set forth in Section 2.4.6.

2.4.2Exercise Price.  The exercise price per share with respect to each stock appreciation right will be determined by the Committee but, except as otherwise permitted by Section 1.6.4 or in the case of an Acquisition Award, may never be less than the Fair Market Value of the Common Stock.  Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its closing price on the New York Stock Exchange on the grant date of the Award of stock appreciation rights.

2.4.3Term of Stock Appreciation Right.  In no event will any stock appreciation right be exercisable after the expiration of 10 years from the date on which the stock appreciation right is granted.

2.4.4Exercise of Stock Appreciation Right and Delivery of Shares.  Each stock appreciation right may vest and be exercised in such installments as may be determined in the Award Agreement at the time the stock appreciation right is granted.  Subject to any limitations in the applicable Award Agreement, any stock appreciation rights not exercised on the applicable installment date may be exercised thereafter at any time before the final expiration of the stock appreciation right.  To exercise a stock appreciation right, the Grantee must give written notice to the Company specifying the number of stock appreciation rights to be exercised.  Upon exercise of stock appreciation rights, subject to any limitations in the applicable Award Agreement, Shares, cash or other securities or property, or a combination thereof, in the Committee’s discretion, with a Fair Market Value or in an amount equal to (a) the excess of (i) the Fair Market Value of the Common Stock on the date of exercise over (ii) the exercise price of such stock appreciation right multiplied by (b) the number of stock appreciation rights exercised, will be delivered to the Grantee.  Any person exercising a stock appreciation right will make such representations and agreements and furnish such information as the Committee may, in its discretion, deem necessary or desirable to assure compliance by CIT, on terms acceptable to CIT, with the provisions of the Securities Act and any other applicable legal requirements.  If a Grantee so requests, Shares purchased may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.4.5Repricing.  Except as otherwise permitted by Section 1.6.4, reducing the exercise price of stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of CIT’s shareholders.

2.4.6Individual Limitations.  No Grantee may be granted stock options or stock appreciation rights in any calendar year in excess of the limit set forth in Section 2.3.7 (with tandem options and stock appreciation rights being counted only once with respect to such limit).

2.5	Restricted Shares

2.5.1Grant.  The Committee may grant or offer for sale restricted shares in such amounts and subject to such terms and conditions as the Committee may determine, including, without limitation, the achievement of performance goals.  In the event that a Certificate is issued (in the Committee’s discretion) in respect of restricted shares, such Certificate may be registered in the name of the Grantee but will be held by CIT or its designated agent until the time the restrictions lapse.

2.5.2Right to Vote and Receive Dividends on Restricted Shares.  Unless the applicable Award Agreement provides otherwise, each Grantee of an Award of restricted shares will, during the period of restriction, have all of the rights of a shareholder holding Common Stock, except as otherwise provided herein, including full voting rights.  Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all ordinary cash dividends (as determined by the Committee in its sole discretion) paid upon any restricted share will be retained by the Company for the account of the relevant Grantee.  Such dividends will revert back to the Company if for any reason the restricted share upon which such dividends were paid reverts back to the Company.  Upon the expiration of the period of restriction, all such dividends made on such restricted share and retained by the Company will be paid to the relevant Grantee (without interest).  Unless the applicable Award Agreement provides otherwise, additional Shares or other property distributed to the Grantee in respect of restricted shares, as dividends or otherwise, will be subject to the same restrictions applicable to such restricted shares.  Notwithstanding anything to the contrary in this Section 2.5.2, no dividends will be paid at a time when any performance-based goals that apply to an Award of restricted shares have not been satisfied.

2.6	Restricted Stock Units

The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine, including, without limitation, the achievement of performance goals.  A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of CIT until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement.  On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one Share, or cash, securities or other property equal in value to a Share or a combination thereof, as specified by the Committee.

2.7	Other Stock-Based Awards

The Committee may grant other types of equity-based or equity-related Awards (including, without limitation, the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee may determine.  Such Awards may entail the transfer of actual Shares to Award recipients or may be settled in cash, and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.8	Cash-Based Awards

The Committee may grant cash-based Awards in such amounts and subject to such terms and conditions as the Committee may determine, subject to Section 3.1.4, if applicable.

2.9	Dividend Equivalent Rights

The Committee may include in the Award Agreement with respect to any Award, other than stock options and stock appreciation rights, a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the dividends that would be paid on the Shares covered by such Award if such shares had been delivered pursuant to such Award.  The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of CIT until payment of such amounts is made as specified in the applicable Award Agreement.  In the event such a provision is included in an Award Agreement, the Committee will, subject to Section 4.14, determine whether such payments will be made in cash, in Shares or in another form, whether they will be conditioned upon the exercise or vesting of the Award to which they relate, the time or times at which they will be made, and such other terms and conditions as the Committee may deem appropriate.  No payments will be made in respect of any dividend equivalent right at a time when any performance-based goals that apply to the dividend equivalent right or Award that is granted in connection with a dividend equivalent right have not been satisfied.

2.10	Minimum Vesting Condition

Any stock-based Award granted under the Plan must have a minimum vesting period of not less than one (1) year.  Notwithstanding the foregoing, up to 5% of the Shares authorized for issuance under the Plan pursuant to Section 1.6.1 (as it may be adjusted pursuant to Section 1.6.4) may be granted pursuant to awards that provide for vesting in full less than one year following the date of grant.  For the avoidance of doubt, cash-based Awards will not be subject to a minimum vesting period.

2.11	Change of Control Provisions

2.11.1The Committee may provide in any Award Agreement that acceleration of the vesting, exercisability of, or the lapse of restrictions or deemed satisfaction of performance goals with respect to any outstanding Awards in connection with a Change of Control may occur only if (i) the Change of Control occurs and (ii) the Grantee’s Employment is terminated by the Company or any successor entity thereto without “cause” (as defined in the Award Agreement) or by the Grantee for “good reason” (as defined in the Award Agreement), in either case, on or within two (2) years after a Change of Control.  In the event of such a termination without cause or for good reason, unless the Committee determines otherwise, with respect to each such Grantee who is an Employee or a Consultant, (A) each Award granted to such Grantee prior to the Change of Control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable, (B) any outstanding performance-based Awards will be deemed earned at the target level with respect to all open performance periods and (C)

any Shares deliverable pursuant to restricted stock units will be delivered promptly (but no later than 15 days) following such Grantee’s termination of Employment.  Unless the Committee determines otherwise or the applicable Award Agreement provides otherwise, with respect to a Grantee who is a Director, each Award will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable upon a Change of Control, and any Shares deliverable pursuant to restricted stock units will be delivered promptly (but no later than 15 days) following such Change of Control.

2.11.2In the event of a Change of Control, a Grantee’s Award will be treated, subject to Section 4.14, in accordance with one or more of the following methods as determined by the Committee in its sole discretion:  (a) settle such Awards for an amount (as determined in the sole discretion of the Committee) of cash or securities, where in the case of stock options and stock appreciation rights, the value of such amount, if any, will be equal to the in-the-money spread value (if any) of such awards; (b) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; (c) modify the terms of such awards to add events, conditions or circumstances (including termination of Employment or other service with the Company within a specified period after a Change of Control) upon which the vesting of such Awards or lapse of restrictions thereon will accelerate; (d) deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue (as is or as adjusted by the Committee) after closing; or (e) after giving written notice to Grantees holding outstanding stock options or stock appreciation rights, provide that such stock options or stock appreciation rights may be exercised as to all Shares subject thereto (to the extent then exercisable) exclusively within the Pre-CIC Exercise Period (but any such exercise will be contingent upon and subject to the occurrence of the Change of Control and if the Change of Control does not take place the day after the expiry of Pre-CIC Exercise Period for any reason whatsoever, the exercise will be null and void), and that any stock options or stock appreciation rights not exercised during the Pre-CIC Exercise Period will terminate and cease to be effective as of the consummation of the Change of Control.  For the avoidance of doubt, in the event of a Change of Control where all stock options and stock appreciation rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change of Control transaction without payment of consideration therefor.  Similar actions to those specified in this Section 2.11.2 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change of Control.

Article III — Qualified Performance-Based Awards

3.1	Qualified Performance-Based Awards

The Committee will have the authority, at the time of grant of any Award (other than stock options and stock appreciation rights that otherwise qualify for the Section 162(m) Exemption), to designate such Award as a Qualified Performance-Based Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.  In such event, the Committee will follow the following procedures:

3.1.1Establishment of the Performance Period, Performance Goals and Formula.  A Grantee’s Qualified Performance-Based Award will be determined based on the attainment of written objective performance goals approved by the Committee for a performance period established by the Committee (a) while the outcome for that performance period is substantially uncertain and (b) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period.  At the same time as the performance goals are established, the Committee will prescribe a formula to determine the amount of the Qualified Performance-Based Award that may be payable based upon the level of attainment of the performance goals during the performance period.

3.1.2Performance Criteria.  The performance goals will be based on one or more of the following criteria (either separately or in combination) with regard to the Company (either on a pre- or post-tax basis) (“Performance Criteria”):  (i) income or operating income measures (including pre-tax income, net income and finance income, interest income, other income, and before or after risk-adjustment, before or after allocation of all or a part of corporate overhead and/or compensation or other similar measures); (ii) cash flow measures (including cash flow, free cash flow, cash flow return on investment (in each case before or after dividends) or other similar measures); (iii) revenue measures (including net revenue, interest revenue, operating lease revenue, net finance revenue, asset yields and funding costs, other revenue or other similar measures); (iv) gross profit or operating profit measures (including earnings, net earnings, operating earnings, EBITDA or other similar measures); (v) return measures (including return on investment, assets, net assets, earning assets, average earning assets, equity, common equity, tangible common equity, capital, total capital, tangible capital, invested capital, or total shareholder return or other similar measures); (vi) book value or tangible book value measures; (vii) measures of enterprise value or share price; (viii) measures of achievement of expense targets (including operating and interest expense, cost reductions, working capital, cash levels or general expense ratio); (ix) measures of economic value added; (x) market share measures; (xi) margin measures (including net finance margin, gross margin, operating margin, cash flow margin or other similar measures); (xii) measures of managed assets (including new business volume (funded or committed), financing and leasing assets, growth in managed assets or similar measures); (xiii) measures of efficiency (including operating efficiency, productivity ratios or other similar measures); (xiv) objective measures of customer satisfaction; (xv) measures of balance sheet or capital markets achievements (including asset/liability composition, debt reductions, debt ratings, debt maturity profile, leverage ratios, liquidity (levels of cash, securities purchased under resale agreement, committed and available funding facilities), regulatory capital ratios, ratings achievements or other similar measures); (xvi) implementation, completion or attainment of measurable objectives with respect to products or projects (including infrastructure transformation or other projects), acquisitions and divestitures, recruiting and maintaining personnel/employee engagement or regulatory profile or other similar measures; and (xvii) measures of risk (including credit risk (net charge-offs, non-accrual loans, classified assets and delinquencies, loan loss reserve, credit provision), market risk (net interest income sensitivity, economic value of equity), equipment and residual risk (equipment utilization, market value of equipment relative to book value, gains/losses on equipment sales) or other similar measures).

The Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company as a whole or any business unit(s) of the Company and/or one or more Subsidiary(ies) or any combination thereof, as the Committee may deem appropriate, any of the Performance Criteria may be determined on a per share basis (either basic or fully diluted) or as a percentage/ratio of other Performance Criteria, and any of the Performance Criteria may be compared to the performance of a group of peer or comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

Except as otherwise expressly provided, all financial terms are used as defined under Generally Accepted Accounting Principles or such other objective principles, as may be designated by the Committee, and may provide for such objectively determinable adjustments, modifications or amendments, as the Committee may determine appropriate (including, but not limited to, for one or more of the items of gain, loss, profit or expense: (a) determined to be extraordinary or unusual in nature or infrequent in occurrence; (b) related to the disposal of a business or a portion of a business; (c) related to a change in accounting principle under Generally Accepted Accounting Principles; (d) related to discontinued operations; or (e) attributable to the business operations of any entity acquired by CIT during the calendar year). Separate performance goals may be established by the Committee for CIT or a Subsidiary, division, or individual thereof, and different Performance Criteria may be given different weights. To the extent permissible for Awards to qualify for the Section 162(m) Exemption, the Committee may establish other subjective or objective goals, including individual performance goals, which it deems appropriate, for purposes of applying negative discretion in determining the Award amount.

3.1.3Certification of Performance Goals.  Following the completion of each performance period, the Committee will have the sole discretion to determine whether the applicable performance goals have been met with respect to a given Grantee and, if they have, will so certify in writing and ascertain the amount of the applicable Qualified Performance-Based Award.  No Qualified Performance-Based Awards may be paid for such performance period until such certification is made by the Committee.  The amount of the Qualified Performance-Based Award actually paid to a given Grantee may be less (but not more) than the amount determined by the applicable performance goal formula, at the discretion of the Committee.

3.1.4Maximum Award Payable.  Notwithstanding any provision contained in this Plan to the contrary, the maximum number of Qualified Performance-Based Awards that may be granted to any one Employee under the Plan in any calendar year is 450,000 Shares or, in the event such Qualified Performance-Based Award is paid in cash, the equivalent cash value thereof on the first day of the performance period to which such Award relates, as determined by the Committee.  Furthermore, any Qualified Performance-Based Award that has been deferred may not (between the date as of which the Award is deferred and the payment date) increase (a) with respect to a Qualified Performance-Based Award that is payable in cash, by a measuring factor for each calendar year greater than a reasonable rate of return set by the Committee, or (b) with respect to a Qualified Performance-Based Award that is payable in Shares, by an amount greater than the appreciation of a Share from the date such Award is deferred to the payment date.  For the avoidance of doubt, the limit set forth in this Section 3.1.4 is subject to adjustment in accordance with Section 1.6.4.

Article IV — Miscellaneous

4.1	Amendment of the Plan

4.1.1Unless otherwise provided in the Plan or an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, but, subject to Sections 1.3, 1.6.4 and 4.8, no such amendment may materially adversely impair the rights of the Grantee of any Award without the Grantee’s consent.  Subject to Sections 1.3, 1.6.4 and 4.8, an Award Agreement may not be amended to materially adversely impair the rights of a Grantee without the Grantee’s consent.

4.1.2Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency, except that shareholder approval will be required for any amendment to the Plan (a) that materially increases the benefits available under the Plan, (b) to reduce the exercise price of stock options or stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price) or (c) to permit the sale or other disposition of an Award of a stock option or a stock appreciation right to an unrelated third party for value.  For purposes of compliance with Section 162(m) of the Code, at the discretion of the Board, the Performance Criteria in Section 3.1.2 (or other designated performance criteria) will again be subject to approval by CIT’s shareholders no later than the first shareholder meeting that occurs in the year following the fifth (5th) anniversary of the Effective Date.

4.2	Tax Withholding

Grantees will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award.  As a condition to the delivery of any Shares pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), unless otherwise provided in an Award Agreement, (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including Shares otherwise deliverable) the minimum required to meet the tax withholding obligation or (b) the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise) or previously owned Shares or other property, in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

4.3	Required Consents and Legends

4.3.1If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action, a “Plan Action”), then, subject to Section 4.14, such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee.  The Committee may direct that any Certificate evidencing Shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended Shares.

4.3.2The term “Consent” as used in this Article IV with respect to any Plan Action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, or any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (b) any and all other consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (c) any applicable requirement of the Code, (d) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law, (e) any and all consents by the Grantee to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan and (f) any and all consents or other documentation required by the Committee.  Nothing herein will require the Company to list, register or qualify the Shares on any securities exchange.

4.4	Clawback

Awards under the Plan will be subject to the clawback or recapture policy, if any, that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed or paid to the Grantee.

4.5	Right of Offset

Except with respect to Awards that are intended to be “deferred compensation” subject to Section 409A, the Company will have the right to offset against its obligation to deliver Shares (or cash, other securities or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other programs) that the Grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

4.6	Nonassignability; No Hedging

No Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, except as may be otherwise provided in the Award Agreement and consistent with Section 4.1.2.  Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 4.6 will be null and void and any Award which is hedged in any manner will immediately be forfeited.  All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

4.7	Successor Entity

Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a Business Combination of CIT with or into any other entity (“successor entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of CIT, or all or substantially all of the assets of CIT, outstanding Awards may be assumed or a substantially equivalent award may be substituted by such successor entity or a parent or subsidiary of such successor entity.

4.8	Right of Discharge Reserved

Neither the adoption of the Plan or the grant of any Award (or any provision in the Plan or Award Agreement) will (a) confer upon any Grantee the right to continued Employment by the Company, to continued engagement with the Company as a Consultant or to remain in the service of the Company as a Director, (b) affect any right which the Company may have to terminate, or alter the terms and conditions of, such Employment, engagement as a Consultant or such service as a Director or

(c) create any obligation on behalf of the Board to nominate any Director for re-election to the Board by CIT’s shareholders or to nominate and elect such person to the board of directors of CIT’s parent company or a Subsidiary.

4.9	Nature of Payments

4.9.1Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the Grantee.  Awards under the Plan may, in the discretion of the Committee, and subject to Section 4.14, be made in substitution in whole or in part for cash or other compensation otherwise payable to a participant in the Plan.  Only whole Shares will be delivered under the Plan.  Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares.  Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.

4.9.2All such grants and deliveries will constitute a special discretionary payment to the Grantee and, unless otherwise provided in an Award Agreement or the Committee specifically provides otherwise, will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Grantee.

4.10	Non-Uniform Determinations

4.10.1The Committee’s determinations under the Plan and Award Agreements need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated).  Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s Employment has been terminated for purposes of the Plan.

4.10.2To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, without amending the Plan, establish special rules applicable to Awards to Grantees who are foreign nationals, are employed outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules.

4.11	Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.  In addition, Sections 1.6.1, 1.6.3, 2.3.7, 2.4.6 and 3.1.4, in each case, as adjusted by Section 1.6.4, set forth the only limit on the amount of cash, securities or other property that may be delivered pursuant to this Plan.

4.12	Plan Headings

The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

4.13	Termination of the Plan

The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate on the tenth (10th) anniversary of the Effective Date, and provided, further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

4.14	Section 409A

4.14.1The Board and the Committee will have full authority to give effect to any statement in an Award Agreement to the effect that an Award is intended to be “deferred compensation” subject to Section 409A, to be exempt from Section 409A or to have other intended treatment under Section 409A and/or any other provision of the Code.  To the extent necessary to give effect to this authority, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to the subject matter of this paragraph, the Plan will govern.

4.14.2Without limiting the generality of Section 4.14.1, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A:  (a) references to termination of the Grantee’s Employment will mean the Grantee’s separation from service with the Company within the meaning of Section 409A; (b) any payment to be made with respect to such Award in connection with the Grantee’s separation from service with the Company within the meaning of Section 409A that would be subject to the limitations in Section 409A(a)(2)(b) of the Code will be delayed until six months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A; (c) to the extent necessary to comply with Section 409A, any cash, other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award may not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A); (d) with respect to any required Consent described in Section 4.3 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminated notwithstanding any prior earning or vesting; (e) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the regulations promulgated under the Code), the Grantee’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment; (f) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the regulations promulgated under the Code), the Grantee’s right to the dividend equivalents will be treated separately from the right to other amounts under the Award; (g) if such Award becomes is paid or settled upon a Change of Control, a Change of Control shall be deemed not to have occurred unless the transaction or series of related transactions, constitutes a “change in ownership” of the Company, a “change of effective control” of the Company, a “change in ownership of a substantial portion of assets” of the Company, each within the meaning of Section 409A or otherwise constitutes a change in control within the meaning of Section 409A; provided, however, if the Company treats an event as a Change of Control that does not meet the requirements of Section 409A, such Award shall be paid or settled on the first date when it would otherwise have been paid or settled but for the Change of Control; and (h) unless the Committee determines otherwise, for purposes of determining whether the Grantee has experienced a separation from service with the Company within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with CIT, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity.  For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the regulations promulgated under the Code; provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the regulations promulgated under the Code.

4.15	Governing Law

THE PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

4.16	Severability; Entire Agreement

If any provision of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any such provision is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.  The Plan and applicable Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

4.17	Waiver of Claims

Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award he or she has no right to any benefits hereunder.  Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by a Covered Person, the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or Award Agreement).

4.18	No Liability with Respect to Tax Qualification or Adverse Tax Treatment

Notwithstanding anything to the contrary contained herein, in no event will the Company be liable to a Grantee on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

4.19	No Third Party Beneficiaries

Except as expressly provided therein, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of such Award any rights or remedies thereunder.

The exculpation and indemnification provisions of Section 1.3.3 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

4.20	Successors and Assigns of CIT

The terms of the Plan will be binding upon and inure to the benefit of CIT and any successor entity contemplated by Section 4.7.

4.21	Date of Adoption and Approval of Shareholders

The Plan was adopted on February 18, 2016 by the Board and is subject to, and will become effective upon receipt of, approval by CIT’s shareholders (the “Effective Date”).